EXHIBIT 99.1

December 2, 2016

MUSCLEPHARM ANNOUNCES HIRING OF NEW CHIEF FINANCIAL OFFICER

DENVER, CO, December 1, 2016 /PRNewswire/ -- MusclePharm Corporation (OTCQB: MSLP) ("MusclePharm" or the "Company"), a scientifically-driven, performance lifestyle sports nutrition company, today announced the appointment of Peter C. Lynch CPA as the Company’s new Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer.

Mr. Lynch has a diversified financial background spanning over 25 years, with financial leadership positions at several large corporations that include Kärcher North America, Inc., Honeywell International Inc. and Gates Corp. Ryan Drexler, MusclePharm's President and Chief Executive Officer, and Chairman of the Board of Directors, said: “We are excited to have Peter join the organization and believe that his proven financial skills will be instrumental in assisting the Company in its continuing efforts to return to profitability and value creation. We are all looking forward to working with Peter.”

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The Company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label and Core Series, and FitMiss™, which are available in more than 120 countries and over 50,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Investors:

MusclePharm Investor Relations

303-396-6100

investors@musclepharm.com

Or

Media:

Brian Casutto

303-396-6100

media@musclepharm.com

Source: MusclePharm Corporation